EXHIBIT 24 TO FORM 3

POWER OF ATTORNEY

The undersigned hereby makes, constitutes and appoints Jessica Duran (the “Attorney”), signing singly, with full power of substitution, a true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission, one or more initial statements of beneficial ownership of securities, statements of changes in beneficial ownership of securities,  annual statements of beneficial ownership of securities and/or information statements pursuant to Sections 16(a), 13(d) and/or 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and any other amendments, forms, certificates, documents or instruments that the Attorney deems necessary or appropriate in order to comply with the requirements of said Sections 16(a), 13(d) and/or 13(g) and said rules and regulations.

The undersigned hereby acknowledges that the Attorney, in serving in such capacity at the undersigned’s request, is not assuming any of the undersigned’s responsibilities to comply with Sections 16(a), 13(d) and/or 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

This Power of Attorney shall remain in effect unless a written revocation thereof is delivered to the Attorney.

Dated:  June 6, 2019

/s/ Jennifer B. Moser
Name: Jennifer B. Moser